Quants Compete

RocketTrader Inc. dba Quants Compete actively manages its client's retirement accounts & cash positions with algorithmic trading tools. This makes Quants Compete a highly scalable corporation.


QUANTS
COMPETE
22-51→
WALL ST

Invest

$99.40 minimum investment

Deadline August 31, 2022
in 3 months

Share Price
$1.40

Total Raised
$102,411

Valuation
$7,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Quants Compete is a **highly scalable** Robo Advisor that has been designed with the intent to **outpace our competition**. In addition to automatic portfolio rebalancing, we offer more sophisticated trading strategies (e.g., option-based models) in our effort to achieve client goals.

We believe this approach will appeal to our **primary target audience** of **entry-level retail investors** as well as our secondary target market of **more experienced retail investors** and/or wealthier clients. Being able to offer clients a diverse library of automatic trading models helps position Quants Compete as a Robo Advisor that can cater to more sophisticated investors.

Quants Compete Mobile Application


Create your account
First name
Last name
Email address
Confirm Email address
Password
Create Account
Login
Forgot Password

DEAL HIGHLIGHTS

- Our MVP is currently in alpha testing
- The backend code is being stress tested
- Mobile app (iOS & Android) available on App Store and Google Play
- Quants Compete is registered with the Securities and Exchange Commission (SEC) as a Registered Investment Advisor (RIA)
- Founder & CEO earned a master's degree in mechanical engineering and a Ph.D. in physics

PROBLEM

Until recently, many millennials and even some Gen X'ers have chosen to avoid participating in the stock market. In fact, a number of articles have been written on the subject, and the consensus for their reluctance is summed up in one word, "intimidation" (CNBC).

Over the past few years, this sentiment has been rapidly changing. A huge wave of new retail investors has emerged, driven by:

- Low commission fees
- User-friendly apps
- Extra free-time because of a pandemic

However, one of the biggest motivators to start participating in the stock market is, **"the greatest transfer of wealth in history has begun"** with millennials and Gen X'ers poised to be the beneficiaries (WSJ).

- At the end of this year's first quarter, Americans aged 70 and above had a net worth of nearly **$35 trillion**, according to Federal Reserve data.
- **Older generations will hand down some $70 trillion between 2018 and 2042**, according to research and consulting firm Cerulli Associates.

  Roughly $61 trillion will go to heirs—increasingly **millennials** and **Generation Xers**.

  The **average inheritance in 2019 was $212,854**, up 45% from an inflation-adjusted $146,844 in 1998, according to an analysis of Fed data by economists at a unit of Capital One Financial Corp" (WSJ).

However, not all this wealth is being transferred by way of inheritance. Older generations have begun to give, **taking advantage of the "gift-tax exemption** [which] rose again in 2018 and today is **$11.7 million for individuals** and **$23.4 million for couples"** (WSJ).

All this is forcing younger generations to figure out how to manage their newfound wealth. According to Broadridge Financial Solutions, "**76% of millennials** familiar with, but not currently using robo-advisors, **[are** likely to begin using [a robo-advisor]] in the next 12 months" (FTF).

We are not looking at a problem, but an incredible opportunity!

Albert Einstein quote- Compound Interest


QUANTS COMPETE
Compound interest is the eighth wonder of the world. He who understands it, earns it ... he who doesn't ... pays it.”
– Albert Einstein

SOLUTION

We developed Quants Compete to accommodate a large volume of accounts, casting a wide net in an effort to **gain maximum market share**. Our biggest priority is to provide clients with an **exceptional experience**, building a strong emotional response to our brand identity of:

- **Integrity**
- **Intelligence**
- **Focus**

We believe that each client must have a reason to believe that Quants Compete will serve as a good steward of his/her money.

Over the past few years, retail investing has become increasingly popular. For example, [r]etail Investors make up over 20% of US equity trades (double that of the previous year) and the brokerage industry has **added more than 10M new accounts in 2020** (NASDAQ). The combination of low commission fees and user-friendly mobile apps likely helped reduce the feeling of intimidation cited by CNBC.

Quants Compete is driven to combine low fees with an exceptional user experience to **attract a large volume of clients**. But, Quants Compete goes a step further. While we recognize the potential to gain respect among a large group of inexperienced investors with smaller account sizes, **we are positioned to appeal to more experienced investors** as well.

How Does Quants Compete work?

Our mobile app guides clients through a step-by-step process:

1. Register with Quants Compete

› Our mobile app (iOS & Android) can be downloaded on the App Store and Google Play.

2. Complete our Questionnaire

- Clients provide information that helps us define their financial goals, risk-tolerance and time-horizon.

3. Review our Recommendation

- Based on their response to our questionnaire, we make a recommendation to the client that he/she can either accept or customize.

4. Create/Fund a New Interactive Brokers (IBKR)[1] Account

- Clients are directed to create a brokerage account where their investment monies and securities will reside. Once funded, Quants Compete will begin to make discretionary trades on behalf of the client.

Jeff Bezos quote- Customer Experience


"If you do build a great experience, customers tell each other about that. Word of mouth is very powerful."
-Jeff Bezos

[1]Quants Compete is designed to never have custodial possession of client money or securities. Rather, all client securities are held in the highly secure custody of their broker (Interactive Brokers LLC). We chose Interactive Brokers as our custodian because of their tech-forward vision and client protections.

BUSINESS MODEL

Quants Compete has the opportunity to make money through three different fee structures (see Table 1 or Form CRS for more details).

- Clients can get started with one automatic trading model for $3.99/mo (provided their account is under $5000).
- Once their account size exceeds $5000, the Fixed Fee changes over to the Advisory Fee of 0.95% (annualized) of the Assets Under Management (AUM).
- Additionally, we offer clients the ability to apply multiple models to their account. Each additional model costs $1.99/mo per our Additional Model Fee.

Quants Compete Fee Structures- Table 1

Fee Type	Billing Rate	Client Account Size
Fixed Fee*	$3.99/mo.	<$5000.00
Advisory Fee*	0.95% AUM**	>$5000.00
Additional Model Fee	$1.99/mo.***	any

* This rate grants clients access to one model.
**Client accounts that exceed $5,000.00 in AUM get charged an annualized 0.95% of total AUM, which is billed monthly from their IBKR account.
*** For each additional model the client selects, the client will be charged an additional $1.99 - regardless of AUM.

There are three primary ways in which we can envision increasing Assets Under Management (AUM):

1. Increase our AUM by Growing the Client Base — While our primary goal is to appeal to a large number of clients with small accounts, we believe that our more sophisticated models may appeal to certain high net-worth clientele.

2. Increase our AUM via Contributions — We encourage all our clients to contribute monthly to their accounts. In doing so, our small account holders may transition into the Advisory Fee more rapidly. Also, clients with larger account sizes are more likely to try multiple models (see Additional Model Fee).

3. Increase our AUM via our Models — Our automatic trading Models are designed to perform based on our client's:

- Risk tolerance
- Financial goals
- Time horizon

We plan to compensate model developers (quants) according to the number of clients who select their model each month. The total compensation amount to be divided among the quants is what we call the purse. The competition between the quants to create, refine and maintain the best models possible is all to the benefit of the client.

Note: We believe Quants Compete has the ability to be a highly scalable company. Re: Table 2, we show an estimated Gross Revenue (and Purse), which are based upon an average account size of $10,000 and the assumption that a percentage of our clients will select multiple Models. These numbers are for the sole purpose of illustrating the projected impact that acquiring clients may have.

Quants Compete Estimated Gross Revenue- Table 2

Clients	AUM	Gross Revenue (yr)	Purse*
10,000	$100M	$1M	$180k
100,000	$1B	$10M	$1.8M
1,000,000	$10B	$100M	$18M

*The purse represents the dollar amount the quants will be competing for.

"Robo-Advisors will not only become the preferred investment solution for retail clients but will also gain importance in the affluent and high-net-worth individual segments."

- Uhl & Rohner

MARKET

Taking into account our diverse library of automatic trading models and our user-friendly mobile app, **Quants Compete casts a wide net** across the entire Robo Advisor market.

The current size of the Robo Advisor market is estimated at $1.4 trillion, according to Statista. Deloitte reported that some believe this market will hit a "mind-boggling $16 trillion AUM by 2025". However, we are a bit more conservative, using figures that tie-in well with historical data. Specifically, we consider the following:

- In 2015, the robo advisor market hit $55 billion in AUM (KPMG, Altus).
- A few years later in 2019, the market size had grown to $827 billion AUM.
- By 2021, AUM in the Robo Advisors segment is projected to reach $1.43 trillion.

Given a projected annual growth rate (CAGR 2021-2025) of 18.83% **the market could hit $2.85T by 2025** (Statista).

If Quants Compete is able to acquire **0.1%** of this projected market, this could potentially lead to **$2.85 billion** assets under management, with a projected gross revenue of **$27 million**. This converts to about **250k clients** holding an **average account size of approximately $10k**. Please be aware that there are no guarantees we will be successful in this effort.

Market Projection Including Historical Data



Market Projection
Including Historical Data
Fitted function
AUM ($US Trillion)
0.0
0.5
1.0
1.5
2.0
2.5
2016
2018
2020
2022
2024

SUCCESS TO DATE

- The MVP has been developed and it is currently in alpha testing.
- The MVP includes:

> Front End:
>
> > — Mobile app (iOS & Android) available on App Store and Google Play
> >
> > — Website

> Back End:
>
> > — Automatic Trading Platform - extensive code that leverages IBKR's API, automatically executing trades on behalf of clients.
> >
> > — Library of Models - Models have been designed to cater to a range of risk tolerance, financial goal and time-horizon.
> >
> > — Backtesting Platform - used to test and qualify new Models for inclusion in our library.

- Quants Compete is registered with the Securities and Exchange Commission (SEC) as a Registered Investment Advisor (RIA)
- Quants Compete has on-boarded with Interactive Brokers (IBKR)

TEAM



Matthew Jones

Founder & CEO

Dr. Matthew Jones is a registered investment advisor, and the founder & CEO of Quants Compete. His quantitative approach to finance began with his early interest in mathematics and science. He earned both his bachelor's degree (2000) and master's degree (2004) in mechanical engineering at Clemson University. It was there he began to notice how seemingly unrelated subjects shared specific fundamental principles. This sparked within him a deep curiosity about these connections, and so, he went on to earn a Ph.D. (2011) in physics at Auburn University. It was in this environment that he really began to explore the relationship that exists between physics, mathematics and finance.

Since then, Dr. Jones has held positions including: a university professor, an entrepreneur, and a systems engineer. All the while, he continued to apply his understanding of physics and mathematics to the stock market. However, personal financial achievement took an entrepreneurial turn when Dr. Jones noticed that larger financial brokerages were dramatically reducing their commission fees on stock and option trades. It was at this moment that he saw an incredible opportunity for people with smaller accounts to participate in the stock market.

This inspired Dr. Jones to found Quants Compete - an unprecedented marketplace that drives competition between Quants (quantitative finance analysts) all to the benefit of small account holders.

Dr. Jones is excited to help people achieve their financial goals as quickly and efficiently as possible. Most of all, he wants to level the playing field by offering cutting-edge financial products to everyone.

Additional Relevant Employment History:

- Senior Systems Engineer, Raytheon Technologies - Jan 2017 - Present

About our Independent Contractors

Currently Quants Compete is leveraging incredible talent from a number of independent contractors. Their contributions include but are not limited to: legal counsel, CPA services, frontend & backend development, and cloud-based services. Quants Compete intends to bring this talent in-house if and when it is appropriate to do so.

USE OF PROCEEDS

If the offering's maximum amount of $700,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$25,000	3.6%
Branding/Marketing	$180,000	25.7%
Website/Mobile App Development	$65,000	9.3%
Legal	$20,000	2.9%
Recruitment (additional analysts)	$75,000	10.7%
Advertising	$170,700	24.4%
Backend Development (Coding)	$65,000	9.3%
Overhead/Indirect Costs	$65,000	9.3%
Intermediary fees	$34,300	4.9%

TERMS

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in RocketTrader Inc., doing business as Quants Compete. This offering must raise at least $10,000 by August 31, 2022 at 2:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Quants Compete may issue additional securities to raise up to $700,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,500,000 shares
× $1.40 per share

$7,700,000 implied valuation

FINANCIALS

Quants Compete's official name is RocketTrader Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on November 5, 2021

Form C/A on November 5, 2021

Form C/A on January 3, 2022

Form C/A on March 31, 2022

Form C/A on April 4, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

> Website

> Facebook

UPDATES

- Jun 3, 2022 — VIDEO ANNOUNCEMENT! Founder and CEO Matt Jones...
- May 2, 2022 — RocketTrader Inc. dba Quants Compete has made a...
- Apr 4, 2022 — Filed Form C/A
- Mar 31, 2022 — Filed Form C/A
- Mar 18, 2022 — Quants Compete has made a new announcement....
- Feb 25, 2022 — Quants Compete has made a new announcement....
- Feb 4, 2022 — Quants Compete has made an announcement. Please...
- Jan 3, 2022 — Filed Form C/A
- Dec 30, 2021 — UPDATE: Branding and Marketing We are...
- Dec 8, 2021 — ANNOUNCEMENT: APP UPDATE - v1.1.1 We just...
- Nov 15, 2021 — Thank you for your interest in Quants Compete....
- Nov 5, 2021 — Primary offering of 500,000 shares at $1.40
- Nov 5, 2021 — Filed Form C/A
- Nov 5, 2021 — Filed Form C

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com